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                                                                  Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   e-NET, INC.

      e-Net, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      SECOND:Paragraph 1 of Article FOURTH of the Certificate of Incorporation of the Corporation is amended by adding after subparagraph 1(b) the following subparagraph:

                  "(c) Effective as of March 18, 1997, each issued and outstanding share of common stock with a par value of $.01 is combined and reclassified, on a one-for-two basis, into one-half of one share of common stock with a par value of $.01 per share. This Certificate of Amendment shall affect, as of March 18, 1997, only the shares of common stock issued and outstanding as of such date, and, except with respect to those shares affected as of such date, shall have no effect as of the date hereof on shares of common stock issued and outstanding as of the date hereof.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by ____________________, its authorized officer, on this __ day of April, 1998.

                                           e-NET, INC.

                                           By:_____________________________
                                           Name:

                                           Title: